FOR IMMEDIATE RELEASE:     Thursday, July 9, 1998

CONTACT: W.B. Collings                            Madeleine Franco
         Vice President                           Patrick Shaw
         SOS Staffing Services, Inc.              Jordan Richard Assoc.
         801-484-4400                             801-595-8611

               SOS STAFFING SERVICES ACQUISITION OF NEOSOFT, INC.
                         EXPANDS SPECIALIZED IT SERVICES

SALT LAKE CITY, UTAH - SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) announced today that it has completed the acquisition of Neosoft, Inc. (Cambridge, Mass.). Neosoft, Inc. is a high-end, advanced skills information technology (IT) staffing company. Neosoft's areas of specialty include Enterprise Resource Packages (ERP), Internet development (JAVA, COBRA, Databases) and software validation quality assurance testing. Neosoft specializes in ERP projects with an emphasis in PeopleSoft, BaaN, and Oracle. The company provides advanced level IT staffing and consulting solutions to the growing North American information technology markets, with a concentration currently in the Midwest and western United States.

SOS will retain the current management of Neosoft, which represents more than 25 years of direct experience in the software industry.

For the 12 months ended May 31, 1998, Neosoft had revenue of $2.9 million. Currently the company is generating revenue of approximately $5.0 million on an annualized basis.

"Founded in 1993, Neosoft is a much-respected and excellent strategic fit for our Information Technology Division and provides an outstanding complement to our existing IT business," said Howard W. Scott, Jr., chief executive officer of SOS. "We are especially enthusiastic about the technology expertise and the geographic expansion represented in this acquisition, and we look forward to working with this well-established IT solutions provider to create more opportunities for SOS in a rapidly growing market," he said.7

SOS Staffing Services, Inc. is a full-service provider of staffing services, operating through a network of more than 140 offices located in 18 states.

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NOTE: Any statements  released by SOS Staffing Services,  Inc. that are forward-
looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the company's business prospects and performance. These include economic, competitive, governmental, technological and other factors discussed in the company's filings with the Securities and Exchange Commission.